EXHIBIT 99.1

FOR IMMEDIATE RELEASE


L90, Inc. Contact:      Peter Huie
                        (310) 751-0184
                        phuie@L90.com


                 L90 ANNOUNCES MANAGEMENT CHANGES AND AGREEMENT
                       TO TERMINATE MERGER WITH EUNIVERSE


Los Angeles - March 11, 2002 - L90, Inc. (NASDAQ: LNTY), an online media and direct marketing company, today announced the resignation by John C. Bohan as President and Chief Executive Officer of the company and as a member of its board of directors. In addition, the company has removed Thomas A. Sebastian from his position as Chief Financial Officer and has placed him on administrative leave.

L90 has named Mitchell Cannold as its new President and Chief Executive Officer. Mr. Cannold will also serve on the company's board of directors. Mr. Cannold brings to L90 over 20 years of senior management experience.
Most recently, Mr. Cannold served as Chief Operating Officer of Space.com, a multimedia company dedicated to space and space related content. Prior to his work at Space.com, Mr. Cannold spent over seven years at Sony Corporation. Mr. Cannold served as President of Sony New Technologies, the corporation's new business development unit, and was responsible for leading Sony's corporate Internet businesses, including Sony Online Ventures and Sony Online Entertainment. Mr. Cannold has also held senior management positions at NBC, CBS and The Walt Disney Company.

"The L90 board of directors is very pleased that Mr. Cannold has accepted our offer to join the company," said William Apfelbaum, the chairman of the board of directors. "Mitchell is a recognized leader with an impressive track record of building and leading successful businesses." Keith Kaplan, L90's President of Sales, added that "Mitchell's accomplishments in the marketing industry are well known and I am excited by the prospect of working along side him."

"I look forward to joining L90's management team and working at an innovative and motivated company," Cannold said. "I recognize the immediate challenges facing L90, but I also see tremendous potential for the company. Cleary, my top priority is to ensure that, as L90 continues its forward momentum, it does so with the best interests of its shareholders in mind." Mr. Cannold is expected to begin working immediately with L90's board of directors, its management and its outside experts and advisors.

In addition, the company has engaged Peter Sealey, a long-standing member of the board of directors, as a consultant to advise L90's management. Mr. Sealey is currently a management consultant, as well as an adjunct professor of marketing at the Haas School


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of Business at the University of California, Berkeley. His prior experience includes a series of senior executive positions at the Coca-Cola Company, including heading up its global marketing efforts.

L90 is also pleased to announce that Mr. Steven Kantor has joined the company as its Vice President of Finance. In this capacity, Mr. Kantor will play an important role within L90's management. Mr. Kantor, a certified public accountant, brings to L90 significant financial and accounting experience, having held senior financial management positions at Dr. Koop, United Internet Technologies, Inc. and Meghan Matthews, Inc.

L90 has informed eUniverse of these recent developments. In light of the pending SEC investigation and the uncertainty as to the expected date of its conclusion, L90 and eUniverse have agreed in principle to terminate their merger agreement, subject to final terms to be negotiated by the parties. Accordingly, the contingent cash distribution that was anticipated as part of the merger will not occur. As part of the termination, both companies will execute mutual general releases relating to the merger. Looking forward and with an eye toward maximizing shareholder value, L90 will continue to analyze and consider all of its alternatives, including any potential future transaction involving the purchase by eUniverse of certain L90 assets.

L90 continues to cooperate with the SEC investigation and is hopeful that it can resolve this investigation in an expedient manner. With more than $54 million in cash and cash equivalents, and with no debt, the company believes that it has adequate resources to execute upon its business plan.

About L90
L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters, content integration, micro-sites and sweepstakes and help marketers achieve their goals of branding, customer acquisition, sales, traffic and customer retention. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.

Safe Harbor Statement
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended


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December 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.